THIRD AMENDMENT TO THE

CUSTODY AGREEMENT

THIS THIRD AMENDMENT dated as of May 2, 2014 to the Custody Agreement, dated as of March 14, 2006, as amended April 10, 2007 and May 1, 2014 (the “Agreement”), is entered into by and between OHIO NATIONAL FUND, INC., a Maryland corporation, (the “Corporation”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Article 14.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D of the Agreement shall be superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

OHIO NATIONAL FUND, INC.	U.S. BANK NATIONAL ASSOCIATION

By: /s/ R. Todd Brockman	By: /s/ Michael R. McVoy

Name: R. Todd Brockman	Name: Michael R. McVoy

Title: Treasurer	Title: Senior Vice President

5/2014	1

Amended Exhibit D to the Custody Agreement – Ohio National Fund, Inc.

Custody Fees effective May 1, 2014

Annual Fee Based Upon Market Value Per Fund*

0.75 basis points on the first $500 million of average daily market value of all long securities and cash held in the portfolio Note 1

0.50 basis points on the next $500 million

0.25 basis points on the balance

Plus portfolio transaction fees

Note 1:  The basis point charges will only apply on the average daily market value of all long securities and cash held in the portfolios. On sub-advised accounts, market value of all long securities and cash will only be assessed on the sub-advised accounts and not at the overall portfolio account.

Portfolio Transaction Fees

¡	$5.00 – Book entry DTC transaction**
¡	$5.00 – Federal Reserve transaction/principal paydown

¡    $7.00 – US Bank Repo agreement/reverse repurchase agreement/time deposit/CD or other non-depository transaction

¡	$8.00 – Option/ SWAPS/future contract written, exercised or expired
¡	$15.00 – Mutual fund trade/Fed wire/margin variation Fed wire
¡	$50.00 – Physical transaction
¡	$5.00 – Check disbursement (waived if U.S. Bancorp is Administrator)
¡	$150.00 – Segregated account per year

** The first 10,000 transactions per year are free (allocated at 833 per month).

¡	A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
¡	No charge for the initial conversion free receipt.
¡	Overdrafts – charged to the account at prime interest rate plus 2.

Chief Compliance Officer Support Fee (Fund Complex)*

¡	$1,500/year

Out-Of-Pocket Expenses

Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

Additional Services

Additional fees apply for global servicing. Fund of Fund expenses quoted separately

*Subject to annual CPI increase, Milwaukee MSA. Fees are calculated pro rata and billed monthly.

5/2014	2

Amended Exhibit D (continued) to the Custody Agreement

Global Sub-Custodial Services Annual Fee Schedule effective May 1, 2014

COUNTRY	INSTRUMENT	SAFE KEEPING (BPS)	TRANSACTION FEE	COUNTRY	INSTRUMENT	SAFE KEEPING (BPS)	TRANSACTION FEE	COUNTRY	INSTRUMENT	SAFE KEEPING (BPS)	TRANSACTION FEE	COUNTRY	INSTRUMENT	SAFE KEEPING (BPS)	TRANSACTION FEE
Argentina	All	13.0	$35	Estonia	All	6.0	$20	Luxemburg	All	4.0	$20	Slovak Republic	All	22.0	$90
Australia	All	1.0	$15	Euromarkets**	All	1.00	$5	Malaysia	All	3.5	$40	Slovenia	All	22.0	$90
Austria	All	2.0	$20	Finland	All	2.5	$25	Mali	All	35.0	$125	South Africa	All	2.0	$10
Bahrain	All	44.0	$115	France	All	1.0	$15	Malta	All	20.0	$60	South Korea	All	5.5	$10
Bangladesh	All	35.0	$120	Germany	All	1.0	$15	Mauritius	All	26.0	$80	Spain	All	1.0	$15
Belgium	All	1.5	$25	Ghana	All	22.0	$10	Mexico	All	2.0	$10	Sri Lanka	All	13.0	$50
Benin	All	35.0	$125	Greece	All	8.0	$35	Morocco	All	31.0	$50	Swaziland	All	26.0	$40
Bermuda	All	13.0	$50	Guinea Bissau	All	44.0	$125	Namibia	All	26.0	$40	Sweden	All	1.0	$25
Botswana	All	22.0	$40	Hong Kong	All	2.0	$20	Netherlands	All	2.0	$15	Switzerland	All	1.0	$25
Brazil	All	8.0	$20	Hungary	All	22.0	$60	New Zealand	All	2.5	$25	Taiwan	All	13.0	$65
Bulgaria	All	35.0	$65	Iceland	All	13.0	$45	Niger	All	35.0	$125	Thailand	All	3.5	$25
Burkina Faso	All	35.0	$125	India	All	9.0	$85	Nigeria	All	26.0	$40	Togo	All	35.0	$125
Canada	All	1.0	$5	Indonesia	All	6.0	$70	Norway	All	2.0	$25	Tunisia	All	35.0	$40
Cayman Islands*	All	1.0	$10	Ireland	All	2.0	$15	Oman	All	45.0	$115	Turkey	All	11.0	$10
Channel Islands*	All	1.5	$20	Israel	All	11.0	$30	Pakistan	All	26.0	$80	UAE	All	40.0	$105
Chile	All	18.0	$50	Italy	All	2.0	$25	Peru	All	39.0	$55	United Kingdom	All	1.0	$5
China “A” Shares	All	11.0	$45	Ivory Coast	All	35.0	$125	Philippines	All	5.0	$40	Ukraine	All	21.0	$30
China “B” Shares	All	11.0	$45	Japan	All	1.0	$10	Poland	All	13.0	$25	Uruguay	All	45.0	$55
Columbia	All	35.0	$80	Jordan	All	35.0	$100	Portugal	All	5.5	$40	Venezuela	All	35.0	$100
Costa Rica	All	13.0	$50	Kazakhstan	All	53.0	$120	Qatar	All	40.0	$115	Zambia	All	26.0	$40
Croatia	All	31.0	$55	Kenya	All	26.0	$40	Romania	All	31.0	$80	Zimbabwe	All	26.0	$40
Czech Republic	All	11.0	$25	Latvia	Equities	13.0	$60	Russia	Equities	33.0	$165
Denmark	All	2.0	$25	Latvia	Bonds	22.0	$75	Russia	MINFINs	13.0	$40
Ecuador	All	31.0	$55	Lebanon	All	22.0	$75	Senegal	All	35.0	$125
Egypt	All	28.0	$55	Lithuania	All	18.0	$40	Singapore	All	2.0	$20

*Additional customer documentation and information will be required prior to establishing accounts in these markets.

**Tiered by market value <$5 billion 1pb>$5 billion and <$10 billion .75bps>$10 billion 50bps.

**Euromarkets Non-Euromarkets Surcharges vary by local market.

*Safekeeping and transaction fees are assessed on security and currency transactions.

Base Fee - A monthly charge per account (fund) will apply based on the number of foreign securities held.

¡	1-25 foreign securities: $500

¡	26-50 foreign securities: $1000

¡	Over 50 foreign securities: $1,500

¡	Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

¡	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.

Out of Pocket Expenses

¡	Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
¡	A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
¡	SWIFT reporting and message fees.

5/2014	3